Exhibit 10.1

Constellation Energy Partners LLC

Long-Term Incentive Plan

Amendment to Grant Agreement Relating to

2012 Performance Award - Executives (Units)

Grantee:

Amendment Date: June 30, 2012

1. Amendment to Grant Agreement.

(a) Grant Agreement. Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), has granted to you an Award under the Plan on the terms and conditions set forth that certain Grant Agreement Relating to 2012 Performance Award – Executives (Units) dated June 4, 2012, by and between you and the Company (“Grant Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Grant Agreement.

(b) Amendment. The term “Plan” shall be corrected to be the Constellation Energy Partners LLC Long-Term Incentive Plan instead of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan, a copy of which is attached hereto.

2. Binding Effect. The Grant Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

3. Entire Agreement and Amendment. The Grant Agreement, as amended by this Amendment, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted therein.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of June 30, 2012.

Constellation Energy Partners LLC	Grantee

By:	By:

Name:	Name:

Title:	Title: